Entergy
639 Loyola Avenue
New Orleans, LA  70113

Date:	August 1, 2005
For Release:	Immediately
Contact:	Morgan Stewart (News Media) (504) 576-4238 mstewa3@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports Second Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported second quarter 2005 as-reported and operational earnings of $286.2 million, or $1.33 per share. This compares to as-reported earnings of $265.2 million, or $1.14 per share, and operational earnings of $252.2 million, or $1.08 per share, in the second quarter 2004. As-reported earnings in the prior period included the earnings contribution from Entergy-Koch, LP's trading and gas pipeline businesses that were sold in fourth quarter 2004.

"Solid operational results in all areas produced earnings in line with our expectations for the quarter," said J. Wayne Leonard, Entergy's chief executive officer. "An unusually busy regulatory agenda was substantially cleared with very positive results across the board."

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
Second Quarter and Year-to-Date 2005 vs. 2004
	Second Quarter			Year-to-Date
(Per share in U.S. $)	2005	2004	$ Change	2005	2004	$ Change
As-Reported Earnings
Utility, Parent & Other	1.05	0.83	0.22	1.47	1.38	0.09
Entergy Nuclear	0.27	0.27	-	0.63	0.56	0.07
Energy Commodity Services	0.01	0.04	(0.03)	0.01	0.08	(0.07)
	1.33	1.14	0.19	2.11	2.02	0.09
Special Items	-	(0.06)	(a) 0.06	-	(0.13)	(a) 0.13
Operational Earnings	1.33	1.08	0.25	2.11	1.89	0.22

*GAAP refers to United States generally accepted accounting principles.

(a) Operational earnings for second quarter and year-to-date 2004 were originally reported as $1.14 per share and $2.02 per share, respectively. Following the sales of Entergy-Koch, LP's trading and pipeline businesses, Entergy began treating earnings from Entergy-Koch as a special item, which revises the previously reported operational earnings for quarterly comparisons.

Operational Earnings Highlights for Second Quarter 2005

    Utility, Parent & Other operational results increased due to higher revenues, customer usage, and accretion from Entergy's share repurchase program, partially offset by increased operation and maintenance expense.
    Entergy Nuclear results equaled earnings per share for the same period last year. Lower generation as a result of planned and unplanned outages during the current quarter, and higher operation and maintenance expense were essentially offset by higher contract pricing and accretion.
    Entergy's non-nuclear wholesale assets business showed improved results due to a combination of lower operation and maintenance expense and proceeds from the sale of SO2 allowances.

Other Quarterly Highlights
    Constructive decisions at the Federal Energy Regulatory Commission in the system agreement and affiliate purchased power contracts proceedings.
    Settlement achieved in Entergy Louisiana's rate case proceeding including a new formula rate plan.
    Legislation passed in Texas in support of Entergy Gulf States - Texas.
    Entergy received the 2005 Edison Award, the electric power industry's top honor.

Utility, Parent & Other

In second quarter 2005, Utility, Parent & Other earned $226.8 million, or $1.05 per share, on an as-reported basis, compared to $192.7 million, or 83 cents per share, in second quarter 2004. Operational results in each period equaled as-reported results.

Second quarter 2005 results reflect an increase in net revenue due in part to higher unbilled revenues and higher residential, commercial, and governmental customer usage. Unbilled revenues reflect an estimate of revenues earned for energy delivered since the latest customer billings, net of the prior period reversal, which is now reflected in billed revenues. Second quarter 2005 results also reflect tax benefits from the American Jobs Creation Act of 2004 and accretion from Entergy's share repurchase program. Higher operation and maintenance expense partially offset the impact of the above items. The increased operation and maintenance expense was due to higher employee benefits expense, as well as increased nuclear outage expense and a reserve taken in connection with non-performance by a bankrupt vendor.

Megawatt-hour sales in the residential sector in second quarter 2005, on a weather-adjusted basis, were up slightly, compared to second quarter 2004. Commercial and governmental sales, after adjusting for weather, were up approximately one percent compared to the prior quarter. Industrial sales, after adjusting for the planned loss of one customer to cogeneration, experienced an increase of one percent in second quarter 2005 compared to the second quarter 2004 with usage by chemical customers leading the growth.

Entergy Nuclear

Entergy Nuclear earned $58.3 million, or 27 cents per share, on both as-reported and operational bases in second quarter 2005. This compares to as-reported and operational earnings of $63.0 million, or 27 cents per share, in second quarter 2004. In second quarter 2005 Entergy Nuclear had lower generation resulting from planned and unplanned outages at larger units compared to second quarter 2004. In addition, operation and maintenance expense increased quarter to quarter due to increased outage expense and higher employee benefits expense. Higher contract pricing and accretion partially offset the impact of the lower generation and higher expenses in the current quarter.

Energy Commodity Services

Energy Commodity Services results in second quarter 2005 include only earnings from Entergy's non-nuclear wholesale assets business. Energy Commodity Services as-reported results in second quarter 2004 included earnings from both the non-nuclear wholesale assets business and Entergy-Koch, LP.

As-reported results for Energy Commodity Services in second quarter 2005 were $1.1 million, or one cent per share, compared to $9.5 million, or four cents per share, in second quarter 2004. The lower as-reported results reflect the absence of any earnings from Entergy-Koch, LP in 2005, reflecting the sales of its trading and pipeline businesses in late 2004. Operational results for Energy Commodity Services were also $1.1 million, or one cent per share, in second quarter 2005 compared to a loss of $3.5 million, or two cents per share, one year ago reflecting primarily lower operation and maintenance expense at the non-nuclear wholesale assets business as well as the sale of SO2 allowances.

Outlook

Entergy affirmed as-reported and operational earnings guidance in the lower end of the range of $4.60 to $4.85 per share for full year 2005.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce tax payments, and the effects of litigation and weather.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2005 vs. 2004
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2005	2004	Change	2005	2004	Change
As-Reported
Utility, Parent & Other	1.05	0.83	0.22	1.47	1.38	0.09
Entergy Nuclear	0.27	0.27	-	0.63	0.56	0.07
Energy Commodity Services
Non-nuclear wholesale assets	0.01	(0.02)	0.03	0.01	(0.05)	0.06
Entergy-Koch Trading	-	0.05	(0.05)	-	0.08	(0.08)
Gulf South Pipeline	-	0.01	(0.01)	-	0.05	(0.05)
Total Energy Commodity Services	0.01	0.04	(0.03)	0.01	0.08	(0.07)
Consolidated As-Reported Earnings	1.33	1.14	0.19	2.11	2.02	0.09

Less Special Items
Utility, Parent & Other	-	-	-	-	-	-
Entergy Nuclear	-	-	-	-	-	-
Energy Commodity Services
Non-nuclear wholesale assets	-	-	-	-	-	-
Entergy-Koch Trading	-	0.05	(0.05)	-	0.08	(0.08)
Gulf South Pipeline	-	0.01	(0.01)	-	0.05	(0.05)
Total Energy Commodity Services	-	0.06	(0.06)	-	0.13	(0.13)
Consolidated Special Items	-	0.06	(0.06)	-	0.13	(0.13)

Operational
Utility, Parent & Other	1.05	0.83	0.22	1.47	1.38	0.09
Entergy Nuclear	0.27	0.27	-	0.63	0.56	0.07
Energy Commodity Services
Non-nuclear wholesale assets	0.01	(0.02)	0.03	0.01	(0.05)	0.06
Entergy-Koch Trading	-	-	-	-	-	-
Gulf South Pipeline	-	-	-	-	-	-
Total Energy Commodity Services	0.01	(0.02)	0.03	0.01	(0.05)	0.06
Consolidated Operational Earnings	1.33	1.08	0.25	2.11	1.89	0.22

Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)
	2005	2004	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,124,134	$1,952,049	8.8
Natural gas	43,660	38,146	14.5
Competitive businesses	541,725	494,902	9.5
Total	2,709,519	2,485,097	9.0

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	474,203	488,368	(2.9)
Purchased power	739,786	555,439	33.2
Nuclear refueling outage expenses	39,150	39,099	0.1
Other operation and maintenance	599,575	567,746	5.6
Decommissioning	36,525	37,098	(1.5)
Taxes other than income taxes	107,465	103,283	4.0
Depreciation and amortization	213,902	215,640	(0.8)
Other regulatory (credits) - net	(30,697)	(15,888)	93.2
Total	2,179,909	1,990,785	9.5

Operating Income	529,610	494,312	7.1

Other Income:
Allowance for equity funds used during construction	11,164	8,016	39.3
Interest and dividend income	34,756	25,823	34.6
Equity in earnings of unconsolidated equity affiliates	2,158	20,288	(89.4)
Miscellaneous - net	(11,333)	13,571	(183.5)
Total	36,745	67,698	(45.7)

Interest and Other Charges:
Interest on long-term debt	109,299	116,211	(5.9)
Other interest - net	14,058	13,563	3.6
Allowance for borrowed funds used during construction	(6,181)	(4,970)	24.4
Total	117,176	124,804	(6.1)

Income Before Income Taxes	449,179	437,206	2.7
Income Taxes	156,390	166,195	(5.9)
Consolidated Net Income	292,789	271,011	8.0
Preferred dividend requirements of subsidiaries and other	6,639	5,829	13.9
Earnings Applicable to Common Stock	$286,150	$265,182	7.9

Earnings Per Average Common Share:
Basic	$1.36	$1.16	17.2
Diluted	$1.33	$1.14	16.7
Average Number of Common Shares Outstanding:
Basic	211,134,467	228,714,654
Diluted	215,568,534	232,775,049

Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)
	2005	2004	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$3,868,516	$3,653,377	5.9
Natural gas	130,610	121,962	7.1
Competitive businesses	1,033,806	961,307	7.5
Total	5,032,932	4,736,646	6.3

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,054,284	1,038,495	1.5
Purchased power	1,239,565	1,004,959	23.3
Nuclear refueling outage expenses	78,960	80,706	(2.2)
Other operation and maintenance	1,134,239	1,068,997	6.1
Decommissioning	73,524	75,446	(2.5)
Taxes other than income taxes	210,454	200,585	4.9
Depreciation and amortization	438,079	426,289	2.8
Other regulatory (credits) - net	(47,462)	(31,977)	48.4
Total	4,181,643	3,863,500	8.2

Operating Income	851,289	873,146	(2.5)

Other Income:
Allowance for equity funds used during construction	24,049	15,479	55.4
Interest and dividend income	65,646	54,074	21.4
Equity in earnings of unconsolidated equity affiliates	(35)	40,107	(100.1)
Miscellaneous - net	14,469	18,740	(22.8)
Total	104,129	128,400	(18.9)

Interest and Other Charges:
Interest on long-term debt	220,052	235,672	(6.6)
Other interest - net	26,222	19,778	32.6
Allowance for borrowed funds used during construction	(13,690)	(10,124)	35.2
Total	232,584	245,326	(5.2)

Income Before Income Taxes	722,834	756,220	(4.4)
Income Taxes	251,425	272,192	(7.6)
Consolidated Net Income	471,409	484,028	(2.6)
Preferred dividend requirements of subsidiaries and other	13,263	11,685	13.5
Earnings Applicable to Common Stock	$458,146	$472,343	(3.0)

Earnings Per Average Common Share:
Basic	$2.15	$2.06	4.4
Diluted	$2.11	$2.02	4.5
Average Number of Common Shares Outstanding:
Basic	212,622,976	229,489,646
Diluted	217,091,580	234,007,635

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended June 30

	2005	2004	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,005	6,911	1.4	0.5
Commercial	6,287	6,220	1.1	0.8
Governmental	620	609	1.8	1.4
Industrial	9,810	9,922	(1.1)	(1.1)
Total to Ultimate Customers	23,722	23,662	0.3	(0.1)
Wholesale	1,938	2,367	(18.1)
Total Sales	25,660	26,029	(1.4)

Six Months Ended June 30

	2005	2004	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	14,575	14,637	(0.4)	(0.3)
Commercial	12,277	12,107	1.4	1.3
Governmental	1,229	1,209	1.7	1.5
Industrial	19,406	19,412	-	-
Total to Ultimate Customers	47,487	47,365	0.3	0.2
Wholesale	3,670	4,785	(23.3)
Total Sales	51,157	52,150	(1.9)

As of June 30

	2005	2004	% Change
Electric Customers (Year to date average):
Residential	2,296,628	2,279,341	0.8
Commercial	318,331	313,872	1.4
Governmental	14,978	14,569	2.8
Industrial	41,446	42,507	(2.5)
Total Ultimate Customers	2,671,383	2,650,289	0.8
Wholesale	40	42	(4.8)
Total Customers	2,671,423	2,650,331	0.8